EXHIBIT 2.7
                                                                     -----------

                            SHARE PURCHASE AGREEMENT
                            ------------------------


                  THIS AGREEMENT is made as of June  , 2000

AMONG:
                         ONTARIO DEVELOPMENT CORPORATION

                                     ("ODC")

                                     - and -

                          HAMILTON DIGITAL DESIGNS LTD.

                                 (the "Company")


                                      -and-

                                 DTEK SIGNS ULC

                                (the "Purchaser")


WHEREAS:

A. Innovation Ontario Corporation ("IOC") subscribed for and was issued 171 special shares in the capital stock of the Company (the "Shares") on or about October 14, 1994;

B. At the time of the Purchase of the Shares, IOC, the Company and its shareholders entered into a shareholders' agreement dated as of October 14, 1994 (the "Shareholders Agreement");

C. ODC is an agency of Her Majesty in right of the Province of Ontario and is incorporated pursuant the Ontario DEVELOPMENT CORPORATIONS ACT (the "ODC Act") and IOC was also an agency of the Her Majesty in right of the Province of Ontario and was incorporated pursuant to regulation under the ODC Act;

D. By operation of law and separate agreement and pursuant to section 5.4 of the Shareholders Agreement, on June 30, 1998, IOC transferred all its beneficial interest in the Shares and its rights and obligations under the Shareholders agreement to ODC, an affiliate of IOC;

E.       IOC's corporate existence terminated on June 30, 1998; and

F. The parties hereto have agreed that the Purchaser shall purchase the Shares from ODC on the terms and conditions set out herein.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto have agreed one with each of the others as follows:

1. PURCHASE OF SHARES The Purchaser agrees to purchase from ODC, and ODC agrees to sell, assign and transfer its rights, title and interests in the Shares for a purchase price of $120,000 CAN (being the "Purchase Price"), payable by certified cheque or bank draft payable to ODC on a date mutually agreeable by Purchaser and ODC (the "Closing Date"). The purchase of the Shares is conditional to the concurrent purchase by the Purchaser of all the issued and outstanding shares in the capital of the Company other than the Shares (the "Other Share Purchase"), however, unless

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                                      - 2 -

         otherwise consented to in writing by ODC, the obligation of ODC to sell the Shares to the Purchaser provided for herein shall terminate on 4:30 p.m., July 15, 2000, in the event that Other Share Purchase has not closed by that time and date.

2. CONSENT TO TRANSACTIONS All parties hereto consent to and approve the transactions contemplated hereby and waive any rights they might have had to the Shares whether pursuant to the Shareholders Agreement or otherwise.

3. PRIVATE COMPANY. The Company warrants and represents to ODC and the Purchaser that at the time of the Shares being originally issued to IOC, the Company was a "private company" within the meaning of Section 1 of the SECURITIES ACT (Ontario) and continues be a "private company" on the date of the transactions contemplated herein.

4. NO WARRANTY. With the exception of those warranties made herein by ODC, ODC has not made any warranty or representation in respect of the Shares or the Company. The Purchaser acknowledges that the Company is a private company, as defined above, with share transfer restrictions in its Articles of Incorporation, as amended and it is the responsibility of the Purchaser to ensure that upon the purchase of the Shares, the Purchaser is registered as the legal and beneficial owner of the Shares and all other attendant matters including approval of the directors of the Company to the purchase of the Shares is obtained. ODC represents and warrants as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Shares.

         (a) DUE INCORPORATION. ODC is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

         (b) DUE AUTHORIZATION. ODC has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by ODC and the performance by ODC of its obligations hereunder has been duly authorized by all necessary action on its part. Such execution and performance by ODC does not require any action or consent of, any registration with, or notification to, any person, or any action or consent under any laws to which ODC is subject. The foregoing is not a warranty in respect of securities law compliance, for which the Purchaser must satisfy itself.

         (c) ENFORCEABILITY. This Agreement constitutes a legal, valid and binding obligation of ODC enforceable against ODC in accordance with its terms;

         (d) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by ODC of its obligations hereunder and the compliance by ODC with this Agreement do not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition):

                  (i) violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which ODC may be a party, or by which ODC is bound or affected;

                  (ii) result in, or require the creation of any lien, hypothec, pledge, charge, prior claim, security interest, adverse claim or other encumbrance or right of others of any nature, whatsoever or howsoever arising (individually, a "Lien" and collectively, "Liens"), upon any of the Shares; or

                  (iii) violate, contravene or breach the constating documents or by-laws of ODC; and

         (e) TITLE TO SHARES. ODC is the beneficial owner of the Shares and by executing this Agreement shall transfer to the Purchaser a good and valid beneficial title to such Shares, free and clear of all Liens, other than those restrictions on transfer contained in the articles of the Company and the Shareholders Agreement. The

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                                      - 3 -

                  Purchaser acknowledges that it its responsibility to ensure that the Shares are registered in its name.

         Notwithstanding anything to the contrary, ODC's maximum liability under this Agreement, whether for breach of contract, tort or otherwise, shall not exceed the Purchase Price actually paid to and received by ODC.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants as follows to ODC and acknowledges and confirms that ODC is relying upon such representations and warranties in connection with the purchase by Purchaser of the Shares.

         (a) DUE INCORPORATION. Purchaser is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

         (b) DUE AUTHORIZATION. Purchaser has the necessary corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder has been duly authorized by all necessary action on its part. Such execution and performance by Purchaser does not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any laws to which Purchaser is subject;

         (c) ENFORCEABILITY. This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; and

         (d) NO CONFLICT. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by Purchaser of its obligations hereunder and the compliance by Purchaser with this Agreement do not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition):

                  (i) violate, contravene or breach, or constitute a default under any contract, agreement, indenture, instrument, or commitment to which Purchaser may be a party, or by which Purchaser is bound or affected; or

                  (ii) violate, contravene or breach the constating documents or by-laws of Purchaser.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement shall survive the execution of this Agreement and shall continue for a period of one (1) year after the Closing Date.

7. SHAREHOLDERS AGREEMENT. The Shareholders Agreement shall terminate on the Closing Date upon the transfer of the Shares from ODC to the Purchaser.

8. SUCCESSORS AND ASSIGNS. This Agreement is not assignable without the prior written agreement of ODC and the Purchaser.

9.       TIME OF THE ESSENCE.  Time shall be of the essence in this Agreement.

10. FURTHER ASSURANCES. From time to time after the execution of this Agreement, each party shall, at the request of any other party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Shares to Purchaser and carry out the intent of this Agreement.

11. SEPARATE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

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                                      - 4 -

12. SEVERABILITY. Each and every provision of this Agreement shall be treated as separate and distinct and in the event of any provision hereof being declared illegal, invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed to be severable from the Agreement and all other provisions hereof shall remain in full force and effect.

13. ONTARIO CONTRACT. The purchase and sale contemplated herein shall take place in the Province of Ontario. Each party hereto does hereby attorn to the jurisdiction of the courts of the Province of Ontario, and agrees that this Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario, this being an Ontario contract.


                  IN WITNESS WHEREOF the parties have executed this Agreement as of the date first mentioned above.


                                ONTARIO DEVELOPMENT CORPORATION
                                         By:      ____________________________
                                                  Authorized Signing Officer

                                         By:      ____________________________
                                                  Authorized Signing Officer

                                HAMILTON DIGITAL DESIGNS LTD.


                                         By:      ____________________________
                                                  Authorized Signing Officer


                                DTEK SIGNS ULC


                                         By:      ____________________________
                                                  Authorized Signing Officer


The forgoing transactions, including the termination of the Shareholders Agreement in accordance with the terms herein contained, are consented to by each of the undersigned, being a shareholder of the Company, each of which waives any rights that they may have had to the Shares


---------------------------       )               ----------------------------
Witness                                    )               JAMES B. MITCHELL
                                  )
---------------------------       )               ----------------------------
Witness                                    )               FARRELL M. BOYCE
                                  )
---------------------------       )               ----------------------------
Witness                                    )               BRIAN NUGENT